State of Delaware
Secretary of State
Division of Corporations
Delivered 02:02 PM 06/08/2020
FILED 02:02 PM 06/08/2020
SR 20205558937 - File Number 6045909

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

LOOP MEDIA, INC.
(a Delaware corporation)

with and into

INTERLINK PLUS, INC.
(a Nevada corporation)

Pursuant to Section 253 of the General
Corporation Law of the State of Delaware

Interlink Plus, Inc., a Nevada corporation ("Parent"), which desires to merge with Loop Media, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Subsidiary"), hereby certifies as follows:

FIRST: Parent is a business corporation organized under the laws of the State of Nevada. Subsidiary is a business corporation organized under the laws of the State of Delaware.

SECOND: Parent owns all of the issued and outstanding shares of each class of capital stock of Subsidiary.

THIRD: The Board of Directors of Parent, by the following resolutions duly adopted on May 22, 2020, approved the merger of Subsidiary with and into Parent (the "Merger"), pursuant to Sections NRS 92A.180 and 92A.190 of the Nevada Revised Statutes:

> WHEREAS, the Board of Directors deems it advisable and in the best interest of Interlink Plus, Inc. (the "Company") and its stockholders to merge its wholly-owned subsidiary, Loop Media, Inc., a Delaware corporation (the "Subsidiary") with and into the Company pursuant to a certain Plan of Merger by and between the Company and the Subsidiary (the "Merger Agreement") pursuant to which the separate existence of the Subsidiary will cease and the Company shall continue as the surviving entity (the "Merger");
>
> WHEREAS, to effect the Merger, the Company shall file: (1) a Certificate of Ownership and Merger with the Delaware Secretary of State (the "Certificate of Merger"); and (2) Articles of Merger with the Nevada Secretary of State (the "Articles of Merger," and collectively with the Merger Agreement and the Certificate of Merger, the "Merger Documents");
>
> WHEREAS, the Board deems it advisable and in the best interest of the Company and its stockholders that in connection with the Merger the name of the Company should be changed to "Loop Media, Inc." (the "Name Change");
>
> WHEREAS, Jon Niermann, a member of the Company's Board and the CEO and President of the Company, is the sole member of the board of directors of the Subsidiary, as well as the CEO and President of the Subsidiary, and as the sole member of the board

of directors has executed a Written Action of the Sole Director of the Subsidiary authorizing the Merger and the Merger Documents (the "Subsidiary Resolution"); and

WHEREAS, the Board deems it to be advisable and in the best interests of the Company to enter into the Merger Agreement, to execute and file the Certificate of Merger and Articles of Merger with the respective Secretaries of State to effectuate the Merger and to execute the Subsidiary Resolution as the sole shareholder.

NOW, THEREFORE, BE IT RESOLVED, that the Merger, the Name Change, the execution, delivery and performance by the Company of the Merger Documents and the Subsidiary Resolution be, and each hereby is, adopted, ratified, approved and authorized; and be it further

RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to execute and deliver the Merger Documents, and all other documents, instruments, agreements or certificates as may be necessary or advisable to carry out the Merger and the Name.

FOURTH: Parent shall be the surviving corporation in the Merger (the "Surviving Corporation").

FIFTH: Upon the effective time of the Merger, the corporate name of the Surviving Corporation shall be changed to "Loop Media, Inc."

SIXTH: The executed Plan is on file at the principal place of the business of the Surviving Corporation, 700 N. Central Avenue, Suite 430, Glendale, California 91203; and a copy of the Plan will be furnished by the Surviving Corporation on request, without cost, as required pursuant to the DGCL.

SEVENTH: The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of the Surviving Corporation arising from this Merger, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at Loop Media, Inc., 700 N. Central Avenue, Suite 430, Glendale, California 91203

EIGHTH: The effective time of the Merger shall be the later of the date of filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Nevada.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Ownership and Merger to be executed as of the 4th day of June, 2020.

INTERLINK PLUS, INC.
a Nevada corporation

By: ______________________
Jon Niermann, President & CEO